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                                                                     EXHIBIT 8.1


                                 June 20, 2000



To The Attached Distribution List

    Re:   Volkswagen Credit Auto Master Owner Trust, Series 2000-1
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Ladies and Gentlemen:

     We have acted as special tax counsel to Volkswagen Dealer Finance, LLC (the "Transferor") and VW Credit, Inc. (the "Servicer", or VWI) in connection with the issuance and sale of the Floating Rate Dealer Loan Backed Notes Series 2000-1 (the Series 2000-1 Notes") issued by, and secured by the assets of, the Volkswagen Credit Auto Master Owner Trust (the "Trust") created pursuant to the Trust Agreement (the "Trust Agreement"), between the Transferor and the owner trustee as Owner Trustee. The Transferor, as Buyer, and VWI, as Seller, have entered into a Receivables Purchase Agreement (the "Receivables Purchase Agreement"), pursuant to which the Transferor acquires receivables from VWI, and the Transferor, VWI as Servicer and the Trust have entered into a Trust Sale and Servicing Agreement (the "Trust Sale and Servicing Agreement"), pursuant to which the Trust acquires such receivables from the Transferor and the Servicer agrees to service the Receivables. The Series 2000-1 Notes are being issued pursuant to an Indenture between the Trust and the trustee
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To the Attached
  Distribution List
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(the "Trustee"), as supplemented by the series 2000-1 Supplement between the
Trust, as Issuer and the Trustee (the "Series 2000-1 Supplement"). The Series 2000-1 Notes are being offered pursuant to a Prospectus (the "Series 2000-1 Prospectus). Capitalized terms used herein without definition have the meanings set forth in the Indenture or the Series 2000-1 Supplement or, if not defined therein, then as set forth in the Trust Sale and Servicing Agreement.

     We have been asked to render our opinions as to the effect that, for U.S. federal income tax purposes, (i) the issuance of the Series 2000-1 Notes will not cause a taxable event with respect to any Noteholders and (ii) the Series 2000-1 Notes, held by persons other than the Transferor, will be characterized as indebtedness for federal income tax purposes.

     We are familiar with the proceedings to date in connection with the proposed issuance and sale of the Series 2000-1 Notes, and in order to express our opinions hereinafter stated, (a) we have examined the Trust Sale and Servicing Agreement, the Receivables Purchase Agreement, the Trust Agreement, the Indenture, the Series 2000-1 Supplement and the Prospectus (collectively, the "Documents") and (b) we have examined such other records and documents and such matters of law, and we have satisfied ourselves as to such matters of fact as we have considered relevant for purposes of these opinions.
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To the Attached
  Distribution List
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     The opinions set forth herein are based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be taken by the IRS.

     Based upon the foregoing and assuming that the Documents are executed and delivered in substantially the form we have examined and that the terms of the foregoing are complied with and upon such matters of law as we consider to be applicable, it is our opinion that, (i) the issuance of the Series 2000-1 Notes will not cause a taxable event with respect to any Noteholders for Federal income tax purposes; (ii) the Series 2000-1 Notes, held by Persons other than the Transferor, will be characterized as indebtedness for Federal income tax purposes; and (iii) the Trust will not be classified as an association or publicly traded partnership taxable as a corporation for Federal income tax purposes. We have assumed that the Residual Interest will be owned by the Transferor.
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To the Attached
  Distribution List
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     The scope of these opinions are expressly limited to the issues set forth herein, and we express no opinion with respect to any other taxes or collateral tax consequences with respect to the Receivables or the Trust.

     This opinion letter is rendered only to those to which it is addressed and may not be disclosed or relied on in connection with any transaction other than the transactions contemplated herein. The opinions rendered herein may not be relied upon for any other purpose, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent; provided that
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the opinions rendered herein speak only as of the date hereof and to the addressees of this letter and we have no responsibility or obligation to update this opinion, to consider its applicability or correctness to other than its addressees, or to take into account changes in law, facts or any other development of which we may later become aware.

                                    Respectfully submitted,


                                    Mayer, Brown & Platt
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                               DISTRIBUTION LIST
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Volkswagen Dealer Finance, LLC
3800 Hamlin Road
Auburn Hills, Michigan